UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 31, 2010

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement with Dunham Capital Management Regarding Two Leased Restaurants.

On August 31, 2010, we reached an agreement with Dunham Capital Management L.L.C. (“DCM”), the landlord at our South Bend, Indiana and Indianapolis, Indiana restaurant locations, and its lender, First Midwest Bank (“First Midwest”), to acquire ownership of improvements leased by DCM to our company at these leased locations.  The total amount of DCM debt on these improvements approximated $1.8 million.  We agreed to acquire ownership of such improvements by assuming $1.35 million of DCM’s debt to First Midwest and paying $438,000 of DCM’s remaining obligation to First Midwest.  The total purchase price we will pay is based upon a 20-year amortization, with a balloon payment due January 1, 2018.  This debt requires the payment of interest at 5% per year until July 1, 2015, at which time the interest rate adjusts to the then market rate, but not to exceed 7% per year.  Because the terms of this debt are more favorable than our prior lease arrangements, we estimate annual cash flow savings of approximately $180,000 per year following the transaction at the current interest rate.  Our obligations to First Midwest, our payment to DCM and our acquisition of the improvements are subject to a number of conditions including, but not limited to, entering into amended ground leases and other agreements with the owners of the shopping centers in which the leased restaurants are located and other customary conditions.

DCM has been the developer and lessor of a majority of our restaurant locations.  DCM is controlled by Donald A. Dunham, Jr., who is a member of our board of directors and the beneficial owner of approximately 64.3% of our common stock, including the shares held by DHW Leasing L.L.C.  The above-described transaction was approved by our board of directors and audit committee in accordance with our policy for the review and approval of related person transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: September 7, 2010	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer